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                                                                   EXHIBIT 23.1

             INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

  The consolidated financial statements of Twinlab Corporation (formerly TLG Laboratories Holding Corp.) included in the Prospectus, which is part of this Registration Statement, have been prepared to give effect to the changes in authorized capital and the 18.5 for 1 stock split (effected in the form of a stock dividend) described in Note 16 to the consolidated financial statements to be completed prior to the consummation of the public offering contemplated by the Registration Statement. On the effective date of this Registration Statement, we expect to be able to issue the following consent and report on schedule:

"Twinlab Corporation (formerly TLG Laboratories Holding Corp.)
Ronkonkoma, New York

  We consent to the use in this Amendment No. 3 to Registration Statement No. 333-05191 of Twinlab Corporation (formerly TLG Laboratories Holding Corp.) on Form S-1 of our report dated February 9, 1996 (May 7, 1996 as to Notes 1 and 16a and June 4, 1996 as to Note 16b), appearing in the Prospectus, which is a part of such Registration Statement, and to the references to us under the heading "Selected Historical Financial Data" and "Experts" in such Prospectus.

  Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Twinlab Corporation (formerly TLG Laboratories Holding Corp.) listed in Part II at Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


Jericho, New York

July 19, 1996"
Deloitte & Touche LLP